                                                                      EXHIBIT 99


                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                       Financial Statements and Schedules

                           December 31, 1998 and 1997


                   (With Independent Auditors' Report Thereon)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK


                                Table of Contents


                           December 31, 1998 and 1997



Independent Auditors' Report

Statements of Net Assets Available for Benefits, with Fund Information

Statements of Changes in Net Assets Available for Benefits, with Fund
Information

Notes to Financial Statements



                                                                        Schedule

Item 27(a) - Schedule of Assets Held for Investment Purposes               1

Item 27(d) - Schedule of Reportable Transactions                           2

[KPMG LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


The Employee Benefits and
    Compensation Committee of
    Republic National Bank of New York:


We have audited the accompanying statements of net assets available for benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York (the "Plan") as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedules 1 and 2 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the statement of net assets for benefits and the statement of changes in net assets for benefits of each fund. The supplementary information and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements taken as a whole and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                  KPMG LLP
June 14, 1999

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                 Statement of Net Assets Available for Benefits,
                              with Fund Information

                                December 31, 1998




-------------------------------------------------------------------------------------------------------------------------
                                                                                     U.S. FIXED
                                                              FIXED INCOME              INCOME
                                                                LONG-TERM               SHORT TO            INTERNATIONAL
                                                               INVESTMENT            INTERMEDIATE              EQUITY
                                                                  FUND                   FUND                   FUND
                                                              ------------           ------------           -------------
Assets:
    Investments at fair value:
       Dreyfus Cash Management                                $         --                    --                     --
       Republic U.S. Government Money Market                        65,595                87,613                 78,320
       Republic Investment Management Account                    7,399,533             7,787,537             11,891,891
       RNYC common stock                                                --                    --                     --
                                                              ------------             ---------             ----------

            Total investments                                    7,465,128             7,875,150             11,970,211

Contributions receivable                                            86,897                85,543                186,915
Accrued income receivable                                           20,047               114,774                    333
                                                              ------------             ---------             ----------

            Total assets                                         7,572,072             8,075,467             12,157,459

Liabilities:
    Administrative expenses                                          2,000                 2,500                  3,000
                                                              ------------             ---------             ----------
            Total liabilities                                        2,000                 2,500                  3,000

            Net assets available for benefits                 $  7,570,072             8,072,967             12,154,459
                                                              ============             =========             ==========


See accompanying notes to financial statements.

 PARTICIPANT-DIRECTED
----------------------------------------------------------------------------------------------------
   FIXED INCOME                               U.S. EQUITY
    SHORT-TERM              RNYC               LARGE-CAP           U.S. EQUITY
    INVESTMENT             COMMON              INVESTMENT           SMALL-CAP
       FUND              STOCK FUND               FUND                 FUND                 TOTAL
   ------------          ----------           -----------          -----------           -----------
     5,461,538                   --                    --                   --             5,461,538
            --              259,202               263,791              181,251               935,772
    27,671,447                   --            52,156,434           26,984,527           133,891,369
            --           19,851,809                    --                   --            19,851,809
    ----------           ----------            ----------           ----------           -----------

    33,132,985           20,111,011            52,420,225           27,165,778           160,140,488

       395,722              339,312               629,985              395,717             2,120,091
            --              109,983                 1,267                  779               247,183
    ----------           ----------            ----------           ----------           -----------

    33,528,707           20,560,306            53,051,477           27,562,274           162,507,762


            --                   --                12,300                7,200                27,000
    ----------           ----------            ----------           ----------           -----------
            --                   --                12,300                7,200                27,000

    33,528,707           20,560,306            53,039,177           27,555,074           162,480,762
    ==========           ==========            ==========           ==========           ===========

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                 Statement of Net Assets Available for Benefits,
                              with Fund Information

                                December 31, 1997

-------------------------------------------------------------------------------------------------------------------------
                                                                                       U.S. FIXED
                                                               FIXED INCOME              INCOME
                                                                 LONG-TERM              SHORT TO            INTERNATIONAL
                                                                INVESTMENT            INTERMEDIATE              EQUITY
                                                                   FUND                   FUND                   FUND
                                                               ------------           ------------          -------------
Assets:
    Investments at fair value:
       Dreyfus Cash Management                                 $       --                     --                     --
       Republic U.S. Government Money Market                      108,980                116,017                113,058
       Pooled Employee Benefit Trust of
       Republic National Bank of New York                       5,496,982              6,968,829              9,468,410
       RNYC common stock                                               --                     --                     --
                                                               ----------              ---------              ---------

            Total investments                                   5,605,962              7,084,846              9,581,468

    Contributions receivable                                       65,580                 72,058                163,755
    Accrued income receivable                                         522                    543                    534
                                                               ----------              ---------              ---------

            Net assets available for benefits                  $5,672,064              7,157,447              9,745,757
                                                               ==========              =========              =========



See accompanying notes to financial statements

 PARTICIPANT-DIRECTED
-------------------------------------------------------------------------------------------------------------------
                                          U.S. EQUITY          U.S. EQUITY
FIXED INCOME                               LARGE-CAP            LARGE-CAP
 SHORT-TERM              RNYC                GROWTH               VALUE             U.S. EQUITY
 INVESTMENT             COMMON             INVESTMENT           INVESTMENT           SMALL-CAP
    FUND              STOCK FUND              FUND                 FUND                 FUND                TOTAL
------------         -----------          -----------          -----------          -----------         -----------
    81,957                   --                   --                   --                   --               81,957
        --               72,644              152,872               86,350              106,336              756,257

31,399,020                   --           17,161,697           21,155,796           22,972,919          114,623,653
        --           23,271,869                   --                   --                   --           23,271,869
----------           ----------           ----------           ----------           ----------          -----------

31,480,977           23,344,513           17,314,569           21,242,146           23,079,255          138,733,736

   360,676              236,499              236,834              263,348              327,042            1,725,792
       468               94,185                  741                  439                  520               97,952
----------           ----------           ----------           ----------           ----------          -----------
31,842,121           23,675,197           17,552,144           21,505,933           23,406,817          140,557,480
==========           ==========           ==========           ==========           ==========          ===========

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

           Statement of Changes in Net Assets Available for Benefits,
                              with Fund Information

                          Year ended December 31, 1998

------------------------------------------------------------------------------------------------------------
                                                                           U.S. FIXED
                                                     FIXED INCOME            INCOME
                                                      LONG-TERM              SHORT TO          INTERNATIONAL
                                                      INVESTMENT          INTERMEDIATE             EQUITY
                                                         FUND                 FUND                  FUND
                                                     ------------         ------------         -------------
Investment income:
    Net appreciation (depreciation)
       in fair value of investments                  $  310,167               235,253            1,019,841
    Interest and dividends                              136,719               246,842              130,511
                                                     ----------             ---------           ----------

          Total investment income (loss)                446,886               482,095            1,150,352
                                                     ----------             ---------           ----------

Contributions:
    Employee                                            410,010               372,654              846,134
    Employer                                            313,058               371,398              619,798
                                                     ----------             ---------           ----------

          Total contributions                           723,068               744,052            1,465,932
                                                     ----------             ---------           ----------

Fund consolidated                                            --                    --                   --
                                                     ----------             ---------           ----------

          Total additions (reductions)                1,169,954             1,226,147            2,616,284
                                                     ----------             ---------           ----------

Distributions to participants                          (339,302)             (285,444)            (541,827)
                                                     ----------             ---------           ----------
          Net increase (decrease) before
            interfund transfers                         830,652               940,703            2,074,457

Interfund transfers                                   1,067,356               (25,183)             334,245
                                                     ----------             ---------           ----------
          Net increase (decrease)                     1,898,008               915,520            2,408,702

Net assets available for benefits:
    Beginning of year                                 5,672,064             7,157,447            9,745,757
                                                     ----------             ---------           ----------

    End of year                                      $7,570,072             8,072,967           12,154,459
                                                     ==========             =========           ==========


See accompanying notes to financial statements.

     PARTICIPANT-DIRECTED
-------------------------------------------------------------------------------------------------------------------
  FIXED                                   U.S. EQUITY
  INCOME                                   LARGE-CAP          U.S. EQUITY
SHORT-TERM              RNYC                GROWTH             LARGE-CAP           U.S. EQUITY
INVESTMENT             COMMON             INVESTMENT           INVESTMENT           SMALL-CAP
   FUND              STOCK FUND              FUND                 FUND                 FUND                TOTAL
-----------          -----------         ------------         ------------         -----------          -----------
  1,765,635           (5,042,454)           4,520,566           7,403,874            3,129,091           13,341,973
     86,913              436,846                   --              73,371               63,843            1,175,045
-----------           ----------         ------------          ----------           ----------          -----------

  1,852,548           (4,605,608)           4,520,566           7,477,245            3,192,934           14,517,018
-----------           ----------         ------------          ----------           ----------          -----------


  2,125,995            1,262,294              758,622           2,122,331            1,727,195            9,625,235
  2,920,419            1,146,335              950,526           1,073,284            1,315,818            8,710,636
-----------           ----------         ------------          ----------           ----------          -----------

  5,046,414            2,408,629            1,709,148           3,195,615            3,043,013           18,335,871
-----------           ----------         ------------          ----------           ----------          -----------

         --                   --          (19,914,960)         19,914,960                   --                   --
-----------           ----------         ------------          ----------           ----------          -----------

  6,898,962           (2,196,979)         (13,685,246)         30,587,820            6,235,947           32,852,889
-----------           ----------         ------------          ----------           ----------          -----------

 (3,994,653)          (1,736,596)            (716,754)         (1,612,024)          (1,703,007)         (10,929,607)
-----------           ----------         ------------          ----------           ----------          -----------

  2,904,309           (3,933,575)         (14,402,000)         28,975,796            4,532,940           21,923,282

 (1,217,723)             818,684           (3,150,144)          2,557,448             (384,683)                  --
-----------           ----------         ------------          ----------           ----------          -----------
  1,686,586           (3,114,891)         (17,552,144)         31,533,244            4,148,257           21,923,282


 31,842,121           23,675,197           17,552,144          21,505,933           23,406,817          140,557,480
-----------           ----------         ------------          ----------           ----------          -----------

 33,528,707           20,560,306                   --          53,039,177           27,555,074          162,480,762
===========           ==========         ============          ==========           ==========          ===========

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

           Statement of Changes in Net Assets Available for Benefits,
                              with Fund Information

                          Year ended December 31, 1997

----------------------------------------------------------------------------------------------------------
                                                                         U.S. FIXED
                                                   FIXED INCOME            INCOME
                                                    LONG-TERM             SHORT TO           INTERNATIONAL
                                                    INVESTMENT          INTERMEDIATE             EQUITY
                                                       FUND                 FUND                  FUND
                                                   ----------           ------------         -------------
Investment income:
    Net appreciation in fair
       value of investments                        $  448,485              404,552               671,776
    Interest                                            5,068                6,133                 6,342
    Dividends                                              --                   --                    --
                                                   ----------            ---------             ---------

          Total investment income                     453,553              410,685               678,118
                                                   ----------            ---------             ---------

Contributions:
    Employee                                          474,992              424,044               802,486
    Employer                                          317,784              403,543               485,202
                                                   ----------            ---------             ---------

          Total contributions                         792,776              827,587             1,287,688
                                                   ----------            ---------             ---------

Assets transferred from Crossland
    Pension Plan                                      108,951              130,765               244,017
                                                   ----------            ---------             ---------
          Total additions                           1,355,280            1,369,037             2,209,823
                                                   ----------            ---------             ---------

Distributions to participants                        (242,277)            (322,734)             (489,432)
                                                   ----------            ---------             ---------
          Net increase before interfund
            transfers                               1,113,003            1,046,303             1,720,391

Interfund transfers                                  (161,625)            (320,219)              541,684
                                                   ----------            ---------             ---------
          Net increase                                951,378              726,084             2,262,075

Net assets available for benefits:
    Beginning of year                               4,720,686            6,431,363             7,483,682
                                                   ----------            ---------             ---------
    End of year                                    $5,672,064            7,157,447             9,745,757
                                                   ==========            =========             =========


See accompanying notes to financial statements.

      PARTICIPANT-DIRECTED
----------------------------------------------------------------------------------------------------------------------
   FIXED                                    U.S. EQUITY          U.S. EQUITY
   INCOME                                    LARGE-CAP            LARGE-CAP
 SHORT-TERM               RNYC                 GROWTH               VALUE              U.S. EQUITY
 INVESTMENT              COMMON              INVESTMENT           INVESTMENT            SMALL-CAP
    FUND               STOCK FUND               FUND                 FUND                  FUND                TOTAL
-----------           ----------            ----------           ----------            ----------          -----------
  1,858,706            6,538,232             4,037,764            4,162,369             4,034,089           22,155,973
     10,803                6,861                 8,355                7,780                 8,702               60,044
         --              372,841                    --                   --                    --              372,841
-----------           ----------            ----------           ----------            ----------          -----------

  1,869,509            6,917,934             4,046,119            4,170,149             4,042,791           22,588,858
-----------           ----------            ----------           ----------            ----------          -----------


  1,937,776            1,125,487             1,270,546            1,304,354             1,615,109            8,954,794
  2,705,480              920,006               678,050            1,004,015             1,333,001            7,847,081
-----------           ----------            ----------           ----------            ----------          -----------

  4,643,256            2,045,493             1,948,596            2,308,369             2,948,110           16,801,875
-----------           ----------            ----------           ----------            ----------          -----------


    723,279              312,482               419,594              453,898               418,125            2,811,111
-----------           ----------            ----------           ----------            ----------          -----------

  7,236,044            9,275,909             6,414,309            6,932,416             7,409,026           42,201,844
-----------           ----------            ----------           ----------            ----------          -----------

 (4,023,216)          (2,060,949)           (1,146,311)          (1,099,748)           (1,748,146)         (11,132,813)
-----------           ----------            ----------           ----------            ----------          -----------

  3,212,828            7,214,960             5,267,998            5,832,668             5,660,880           31,069,031

    278,319           (1,041,789)            1,661,037             (178,197)             (779,210)                  --
-----------           ----------            ----------           ----------            ----------          -----------
  3,491,147            6,173,171             6,929,035            5,654,471             4,881,670           31,069,031


 28,350,974           17,502,026            10,623,109           15,851,462            18,525,147          109,488,449
-----------           ----------            ----------           ----------            ----------          -----------

 31,842,121           23,675,197            17,552,144           21,505,933            23,406,817          140,557,480
===========           ==========            ==========           ==========            ==========          ===========

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


(1)    DESCRIPTION OF PLAN

       The following description of the Profit Sharing and Savings Plan of Republic National Bank of New York (the "Plan"), as amended and restated as of January 1, 1989, is presented for general information purposes only. Participants should refer to the Plan Document for more complete information.

       (a)    GENERAL

              The Plan is a defined contribution plan sponsored by Republic National Bank of New York (the "Bank"), a wholly owned subsidiary of Republic New York Corporation (the "Corporation"). The Plan covers substantially all domestic employees of the Bank, the Corporation and their subsidiaries. The Plan, in general, has a profit sharing component (Employer Allocation) and elective deferral contribution components (Savings Plus Contributions and Flex Fund Elective Deferrals and After-Tax Savings). In general, all regular salaried employees are eligible to participate in the Plan. Employees become participants on the January 1 coinciding with or following the date of hire; however, a participant may not have profit sharing contributions or Flex Fund Elective Deferral contributions made on his or her behalf under the Plan prior to the first anniversary of such participant's date of hire. The purpose of the Plan is to recognize employees' contributions to the successful operation of the Bank and to provide employees with a savings method, through payroll deductions, on a pre- and after-tax basis.

       (b)    BENEFITS

              The Bank generally issues a profit sharing award on behalf of the participating employees and contributes a portion of such profit sharing award to the Plan. Approximately 50% of this award is referred to as the Employer Allocation. The balance of such award, to the extent contributed to the Plan, represents Flex Fund Elective Deferrals. The amount of the profit sharing award is usually based primarily on the Bank's earnings for the year. In some years, there may be no profit sharing award. Plan forfeitures for the year reduce profit sharing awards otherwise payable by the Bank.

              An eligible employee's profit sharing award each year is calculated, if a profit sharing award is declared by the Bank for such year, by allocation of the Bank's total profit sharing award times the relationship of the participant's base salary to the base salaries for all eligible participants. Base salary is exclusive of overtime payments, expense allowances, pension and insurance benefits, bonuses and other special payments.

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

              Employees may elect (i) to receive either all or a portion of 50% of their profit sharing award in cash and/or spend it on benefits under the Flex Fund, an Internal Revenue Code Section 125 cafeteria plan sponsored by the Bank, with the remainder placed in the Plan, for which the Bank serves as Trustee, or (ii) to have 100% of their allocation placed in the Plan. The portion of the profit sharing award that is paid into the Plan is comprised of Employer Allocations and Flex Fund Elective Deferrals. Participants' profit sharing contributions to the Plan representing Flex Fund Elective Deferrals, and the earnings thereon, are always 100% vested and nonforfeitable. The balance (i.e., 50%) of the profit sharing award with respect to which the participant makes no election and which is automatically contributed to the Plan on the participant's behalf (i.e., the Employer Allocation), becomes fully vested and nonforfeitable when the participant completes three years of service.

       (c)    CONTRIBUTIONS

              The Bank may contribute to the Plan each year such amount, if any, as shall be determined by the Board of Directors of the Bank in its discretion, but not exceeding the maximum amount which would be deductible by the Bank for such year for income tax purposes. Employer contributions, which are primarily based on the Bank's earnings for the year, are contributed and included in the Plan when the financial statements of the Bank are approved by its Board of Directors.

              Total contributions to the Plan on behalf of any participant for any plan year shall not exceed the lesser of (a) $30,000, or (b) 25% of the participant's total earnings for such plan year. Savings Plus Contributions, Flex Fund Elective Deferrals and After-Tax Savings contributions on behalf of certain highly compensated employees may be limited as a result of certain nondiscrimination rules under the Internal Revenue Code of 1986, as amended (the "Code").

              Savings Plus Contributions are permitted from 1% to 10% of the employee's base salary (as of the previous September 1) in multiples of 1%. After-Tax Savings contributions are also permitted from 1% to 10% of the employee's base salary (as of the previous September 1) in multiples of 1%. Employees may not contribute in aggregate more than 15% of the member's annual compensation. By law, the total Savings Plus Contributions plus Flex Fund Elective Deferrals for 1998 is limited to $10,000 per employee. Savings Plus Contributions, Flex Fund Elective Deferrals and associated earnings are not subject to current Federal income taxes and may not be subject to state and local income taxes. All such contributions are made on a pre-tax basis, thereby reducing taxable income. Income taxes on such amounts are deferred until the participant receives distributions from the Plan. Earnings on any After-Tax Savings contributions are also tax deferred.

              The participants' Savings Plus Contributions (made via payroll deductions), and the interest earned thereon, are invested by the Bank in short-term money market investments from the payroll deduction date to the date such contributions are invested in the Plan's investment funds.

                                       2                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

              A participant may, with the consent of the plan administrator, deposit a payout from a former employer's profit sharing plan into the Plan. A participant is not required to complete one year of service to make such rollover contributions.

       (d)    DISTRIBUTIONS

              Participants or their beneficiaries are entitled to receive benefit payments representing their vested interest in the Plan as follows: (1) participants may, in the case of certain hardships set forth in the Plan, apply for a distribution of all, or a portion of, their Savings Plus Contributions, Flex Fund Elective Deferrals and the vested portion of the participant's Employer Allocation account and After-Tax Savings contributions; (2) participants may withdraw all or a portion of their vested interest under the Plan upon their attainment of age 59-1/2; (3) withdrawals of After-Tax Savings contributions are permitted once per quarter and will be paid as soon as practicable following the end of the quarter in which the request was made; (4) in general, upon termination of employment, participants or their beneficiaries shall receive payment of their vested interest in the Plan as a lump-sum distribution (payable as soon as practicable following the valuation date immediately following the participant's termination of employment, but in no event later than 60 days after the close of the plan year in which the participant's termination of employment occurred), in two installments or in five equal annual installments; and (5) participants with a vested interest in the RNYC Common Stock Fund may elect, upon termination, to receive all or a portion of their distribution as cash and/or shares.

              A participant may not have any portion of his or her Savings Plus Contributions account balance or Flex Fund Elective Deferrals account balance distributed earlier than the participant's (a) retirement, (b) death, (c) disability, (d) termination of employment, (e) attainment of age 59-1/2, or (f) hardship. A distribution on account of hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

       (e)    FORFEITURES

              A forfeiture occurs when a participant terminates employment prior to being fully vested. The amount of the forfeiture is equal to the unvested portion of the participant's account balance and is distributed back to the Bank.

       (f)    INVESTMENT ELECTIONS

              As of July 1, 1998, the U.S. Equity Large Cap Value Investment Fund and U.S. Equity Large Cap Growth Investment Fund options consolidated into one investment fund. The above two funds were renamed as the U.S. Equity Large Cap Investment Fund.

                                       3                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

              Under the terms of the Plan, participants may designate, in multiples of 10%, the proportions in which their allocations and contributions placed in the Plan are to be invested in any of the seven current investment funds under the Plan (collectively known as the "funds") which are: Fixed Income Long-Term Investment Fund, U.S. Fixed Income Short to Intermediate Fund, International Equity Fund, Fixed Income Short-Term Investment Fund, RNYC Common Stock Fund, U.S. Equity Large-Cap Investment Fund, and U.S. Equity Small-Cap Fund. Participants failing to make an election decision will have their allocations invested in the Fixed Income Short-Term Investment Fund. A participant may elect to change his or her investment designation up to four times a year based on the schedule specified in the Plan.

              The Bank, as Trustee for the funds, has discretionary authority concerning purchases and sales of investments in each of its seven investment funds, within the guidelines described in the Plan Document as follows:

              Fixed Income Long-Term Investment Fund - to be invested primarily in U.S. Government securities, corporate bonds, mortgage-backed securities and/or other fixed income securities with an average weighted maturity expected to be greater than five years.

              U.S. Fixed Income Short to Intermediate Fund - to be invested primarily in U.S. Treasury securities with an average weighted maturity expected to be greater than one year but less than three years.

              International Equity Fund - to be invested primarily in equity securities of non-U.S. issuers and equity securities with principal markets located outside the U.S. that are expected to provide long-term capital appreciation.

              Fixed Income Short-Term Investment Fund - to be invested in savings or time accounts, certificates of deposit, obligations of the United States or those for which the full faith and credit of the United States are pledged to provide for the payment of the interest and principal, and obligations of any agency or instrumentality of the United States. The Fund may also invest in other short-term investments.

              RNYC Common Stock Fund - to be invested in Republic New York Corporation common stock. Investments in this fund may not exceed 50% of the participant's total plan balance.

              U.S. Equity Large-Cap Growth Investment Fund - to be invested primarily in common stocks of large U.S. corporations considered to have high earnings growth potential that are expected to provide long-term capital appreciation.

              U.S. Equity Large-Cap Investment Fund - to be invested primarily in Republic Equity Fund which is a blended portfolio of value and growth stocks.

              U.S. Equity Small-Cap Fund - to be invested primarily in smaller companies that are expected to grow rapidly and are expected to provide long-term capital appreciation.

                                       4                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

              Presently, the plan assets are invested in the Republic Investment Management Account, except the plan assets of the RNYC Common Stock Fund, which are invested in RNYC common stock. Each investment fund utilizes the Dreyfus Cash Management account or the Republic U.S. Government Money Market account, sweep accounts, to invest excess cash.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    INVESTMENTS, VALUATIONS AND INCOME RECOGNITION

              Dreyfus Cash Management accounts are investments in money market funds for purposes of liquidity and are stated at cost, which approximates fair value.

              Republic U.S. Government Money Market accounts are investments in money market funds for purposes of liquidity and are stated at cost, which approximates fair value.

              The investments in the Republic Investment Management Account are stated at fair value based upon quotations obtained from national securities exchanges; marketable securities that are not listed on an exchange are valued on a basis of quotations obtained from brokerage firms.

              Republic New York Corporation's common stock is stated at fair value based upon the closing market price quoted on the New York Stock Exchange.

              Dividend income in the RNYC Common Stock Fund is recorded on an accrual basis at the date of record of the dividends.

              Gains or losses on sales of investments are accounted for on an average cost basis. These are recorded based upon trade date.

              The preparation of financial statements in conformity with generally accepted accounting principles requires the Sponsor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

       (b)    CONTRIBUTIONS, DISTRIBUTIONS AND INTERFUND TRANSFERS

              All contributions, distributions and interfund transfers are effected at the Plan's quarterly valuation dates. The Bank's and employees' contributions are made in accordance with note 1(c).

              The contributions receivable represent employee payroll deductions for the fourth quarter of each year, which were contributed to the Plan in January of the following year.

                                       5                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

              A participant's distributions are paid out by the Bank when the participant is entitled to them as discussed in note 1(d). The decrease in the investment funds is recognized at the subsequent plan quarterly valuation date, at which time the Bank is reimbursed by the Plan. Participant withdrawals requested but not yet paid out of the Plan's assets amounted to $2,575,521 and $1,853,923 at December 31, 1998 and 1997, respectively.

              Interfund transfers are elected by the participants as discussed in note 1(f) and the change in the investment funds is recognized at the subsequent plan quarterly valuation date.

       (c)    RELATED PARTY TRANSACTIONS

              Administrative expenses are borne by the Plan, unless the Bank, at its option, chooses to pay for such expenses. In 1998, the Bank decided that the Plan should pay for such expenses. In 1997, the Bank has chosen to pay all administrative expenses of the Plan.


(3)    PLAN VALUATIONS

       Plan valuations are performed quarterly.

       The Plan maintains records for each participant in dollar amounts, except in the case of the RNYC Common Stock Fund, which is maintained in shares of common stock. Dividends received on the RNYC Common Stock Fund are credited to each participant based upon the number of shares owned in the fund. For all other funds, at the quarterly valuations, each individual is credited with his or her pro rata share of income in an investment fund based on the opening balance compared to the total of all individuals' opening balances in that fund.

                                       6                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

(4)    INVESTMENTS

       The following table presents the fair values of investments that represent five percent or more of the Plan's net assets at the beginning of the plan year:

       FAIR VALUE OF INVESTMENTS



                                                                                            DECEMBER 31, 1998
                                                                             --------------------------------------------------
                                                                                NO. OF                                 FAIR
                                                                             UNITS/SHARES           COST               VALUE
                                                                             ------------       ------------      -------------
Investments at fair value as determined by quoted market price:
Fixed Income Long-Term Investment Fund:
   Republic Investment Management Account -
   Fixed Income Long-Term Investment Fund                                         697,411       $  7,387,801      $   7,399,533
U.S. Fixed Income Short to Intermediate Fund:
   Republic Investment Management Account -
   Fixed Income Short to Intermediate Fund                                      7,590,000          7,767,004          7,787,537
International Equity Fund:
   Republic Investment Management Account -
      International Equity Fund                                                   871,200         10,170,062         11,891,891
Fixed Income Short-Term Investment
    Fund:
   Republic Investment Management Account -
      Fixed Income Short-Term Investment Fund                                  27,663,354         27,651,778         27,671,447
RNYC Common Stock Fund:
   Republic New York Corporation -
      Common Stock Fund                                                           435,705         11,708,645         19,851,809
U.S. Equity Large-Cap Investment Fund:
   Republic Investment Management Account -
      U.S. Equity Large-Cap Investment Fund                                     2,786,134         49,545,196         52,156,434
U.S. Equity Small-Cap Investment Fund:
   Republic Investment Management Account -
      U.S. Equity Small-Cap Fund                                                2,290,707         24,835,734         26,984,527
                                                                                                                  -------------
                  Total                                                                                           $ 153,743,178
                                                                                                                  =============


    The net change in fair value of the Plan's investments (including investments bought, sold, and held during the year) is separately disclosed in the statement of changes in net assets available for plan benefits.

    The Plan calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between market value and cost. The Internal Revenue Service ("IRS") Form 5500 calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between current market value and market value at the prior year end.

                                       7                             (continued)

                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

(5)    PLAN TERMINATION

       While it has not expressed any intention to do so, the Bank may terminate the Plan at any time. In the event of the termination of the Plan, or if there is a complete discontinuance of contributions, the account of each participant shall become nonforfeitable and distributable in accordance with the provisions of the Plan. No termination of the Plan shall permit any part of the funds to be used for or diverted to purposes other than for the exclusive benefit of participants, former participants or beneficiaries.


(6)    FEDERAL INCOME TAXES

       The Plan is approved as qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is exempt from Federal income taxes under Section 501(a) of such Code, pursuant to an Internal Revenue Service determination letter dated December 17, 1996. Accordingly, the Plan has been amended to conform with the changes in plan qualification requirements enacted by the Tax Reform Act of 1986 and all other tax law changes enacted through the Omnibus Budget Reconciliation of 1994. The administrators of the Plan, in conjunction with their tax counsel, believe the Plan operates in accordance with the Internal Revenue Code.


(7)    LIQUIDATION OF POOLED EMPLOYEE BENEFIT TRUST

       Effective September 30, 1998 the Pooled Employee Benefit Trust of Republic National Bank of New York was terminated. The Trust assets were allocated between participants (Profit Sharing and Savings Plan of Republic National Bank of New York and Profit Sharing and Savings Plan of Safra National Bank). Safra National Bank received its share of the Trust in cash July 1998 based on valuation as of June 30, 1998. The remaining portion of the Trust belonged to Profit Sharing and Savings Plan of Republic National Bank of New York was collapsed with funds in the Profit Sharing and Savings Plan of Republic National Bank of New York on valuation as of September 30, 1998.


(8)    SUBSEQUENT EVENT

       On May 10, 1999, the Corporation and Safra Republic Holdings S.A. ("SRH") entered into a definitive agreement providing for (1) the merger of the Corporation with a wholly-owned subsidiary of HSBC Holdings plc in which each outstanding share of the Corporation's common stock would be converted into the right to receive $72.00 in cash and (2) a tender offer for the outstanding common shares of SRH (other than those owned by the Corporation) at $72.00 per share.

                                       8                             (continued)

                                                                      SCHEDULE 1


                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

          Item 27(a) - Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                    NO. OF                                   FAIR
                                                                 UNITS/SHARES          COST                 VALUE
                                                                 ------------      ------------           ----------
Fixed Income Long-Term Investment Fund:
    Republic U.S. Government Money Market                             65,595       $     65,595               65,595
    Republic Investment Management Account -
       Fixed Income Long-Term Investment Fund                        697,411          7,387,801            7,399,533
                                                                                   ------------           ----------

            Total Fixed Income Long-Term
               Investment Fund                                                     $  7,453,396            7,465,128
                                                                                   ============           ==========

U.S. Fixed Income Short to Intermediate Fund:
    Republic U.S. Government Money Market                             87,613       $     87,613               87,613
    Republic Investment Management Account -
       U.S. Fixed Income Short to  Intermediate Fund               7,590,000          7,767,004            7,787,537
                                                                                   ------------           ----------

            Total U.S. Fixed Income Short
               to Intermediate Fund                                                $  7,854,617            7,875,150
                                                                                   ============           ==========

International Equity Fund:
    Republic U.S. Government Money Market                             78,320       $     78,320               78,320
    Republic Investment Management Account -
       International Equity Fund                                     871,200         10,170,062           11,891,891
                                                                                   ------------           ----------

            Total International Equity Fund                                        $ 10,248,382           11,970,211
                                                                                   ============           ==========

Fixed Income Short-Term Investment Fund:
    Dreyfus Cash Management                                        5,461,538       $  5,461,538            5,461,538
    Republic Investment Management Account -
       Fixed Income Short-Term Investment Fund                    27,663,354         27,651,778           27,671,447
                                                                                   ------------           ----------

            Total Fixed Income Short-Term
               Investment Fund                                                     $ 33,113,316           33,132,985
                                                                                   ============           ==========

                                                                      SCHEDULE 1


                       PROFIT SHARING AND SAVINGS PLAN OF
                       REPUBLIC NATIONAL BANK OF NEW YORK

          Item 27(a) - Schedule of Assets Held for Investment Purposes

                                December 31, 1998



                                                                    NO. OF                                   FAIR
                                                                 UNITS/SHARES          COST                 VALUE
                                                                 ------------      ------------           -----------
RNYC Common Stock Fund:
    Republic U.S. Government Money Market                            259,202       $    259,202               259,202
    Republic New York Corporation -
       Common  Stock Fund                                            435,705         11,708,645            19,851,809
                                                                                   ------------           -----------

            Total RNYC Common Stock Fund                                           $ 11,967,847            20,111,011
                                                                                   ============           ===========

U.S. Equity Large-Cap Investment Fund:
    Republic U.S. Government Money Market                            263,791       $    263,791               263,791
       Republic Investment Management Account -
          U.S. Equity Large-Cap Investment Fund                    2,786,134         49,545,196            52,156,434
                                                                                   ------------           -----------

            Total U.S. Equity Large-Cap
                Investment Fund                                                    $ 49,808,987            52,420,225
                                                                                   ============           ===========

U.S. Equity Small-Cap Fund:
    Republic U.S. Government Money Market                            181,251       $    181,251               181,251
       Republic Investment Management Account -
       U.S. Equity Small-Cap Fund                                  2,290,707         24,835,734            26,984,527
                                                                                   ------------           -----------

            Total U.S. Equity Small-Cap Fund                                       $ 25,016,985            27,165,778
                                                                                   ============           ===========

            Total Investments                                                       145,463,530           160,140,488
                                                                                   ============           ===========

                                       2                             (continued)

                         PROFIT SHARING AND SAVINGS PLAN
                       REPUBLIC NATIONAL BANK OF NEW YORK

                Item 27(d) - Schedule of Reportable Transactions

                          Year ended December 31, 1998

                                                                                    PURCHASES
                                                             --------------------------------------------------------
                                                                NO. OF                                       NET
                 DESCRIPTION OF ISSUE                        TRANSACTIONS             UNITS                 COST
---------------------------------------------------          ------------          -----------           ------------
Single transaction(s):
    U.S. Fixed Income Short to Intermediate Fund                    --                    --                    --
    Fixed Income Long-Term Fund                                     --                    --                    --
    U.S. Equity Large Cap Investment Fund                           --                    --                    --
    U.S. Equity Large Cap Growth Investment Fund                    --                    --                    --
    International Equity Fund
    U.S. Equity Small Cap Fund

Series of transactions:
    Fixed Income Short-Term Investment Fund                          4             5,564,978             7,640,197
    U.S. Fixed Income Short to Intermediate Fund                    --                    --                    --
    U.S. Equity Large Cap Investment Fund                           --                    --                    --
    U.S. Equity Large Cap Growth Investment Fund                    --                    --                    --
    U.S. Equity Small Cap Fund                                      --                    --                    --

                                                                      Schedule 2

                                    SALES
-------------------------------------------------------------------------------
      NO OF                                            NET
   TRANSACTIONS      UNITS           COST            PROCEEDS          GAIN
---------------    --------      -----------       ------------    ------------
          1          60,345      $ 6,175,372       $  7,366,222    $ 1,190,850
          1          53,445        5,773,440          7,099,809      1,326,269
          1         139,456       16,821,898         28,201,007     11,379,109
          1          83,451       10,244,177         19,738,555      9,494,378
          1          76,680        8,879,133         12,328,781      3,449,648
          1         120,322       14,017,714         27,612,859     13,595,145


         --              --               --                 --             --
          3          62,075        6,348,345          7,576,250      1,227,905
          2         140,016       16,883,625         28,316,007     11,432,382
          2         100,333       12,316,536         21,810,914      9,494,378
          2         121,089       14,094,450         27,788,962     13,694,512